UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2006 (July 10, 2006)

THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address of principal executive offices, including zip code)

(201) 307-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 (a)

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Restatement and non-reliance

On the date hereof, The Hertz Corporation (“Hertz,” “our” or “we”) is filing an amendment to its Annual Report on Form 10-K, as amended prior to the date hereof, for the year ended December 31, 2005, to restate its previously issued consolidated statements of operations, stockholder’s equity and cash flows for the period from January 1, 2005 to December 20, 2005 (the “Predecessor period ended December 20, 2005”) with respect to Hertz’s tax provision on repatriated foreign earnings. There is no effect on our liquidity in either the Predecessor period ended December 20, 2005 or the period from December 21, 2005 to December 31, 2005 (the “Successor period ended December 31, 2005”).

In light of the restatement, readers should no longer rely on our previously filed financial statements and other financial information for the Predecessor period ended December 20, 2005.

Background

We are restating our previously issued consolidated statements of operations, stockholder’s equity and cash flows for the Predecessor period ended December 20, 2005 (the “Restatement”). The Restatement revises, in accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes,” our tax provision on repatriated foreign earnings.

Prior to the acquisition of all of our common stock by an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. from Ford Motor Company (“Ford”), our previous parent, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. The provision for taxes on income for the Predecessor period ended December 20, 2005, as originally reported, included $54.1 million of tax expense associated with that repatriation, of which $50.3 million was offset by foreign tax credits, resulting in net tax expense of $3.8 million. All Federal income taxes associated with the repatriation are to be reported and paid by Ford as part of their consolidated income tax return. In June 2006, it was determined that there was an error in estimating the amount of Hertz’s tax expense for the December 2005 repatriation, which is payable by Ford, and that it should be increased by $27.5 million to $31.3 million. This change resulted from a detailed study recently completed by Ford for the purpose of preparing their 2005 tax return.

As Ford is responsible for the payment of this tax, we have determined that this error has no impact subsequent to the acquisition. Because the liability for this tax rests with Ford, there is no effect on our liquidity in either the Predecessor period ended December 20, 2005 or the Successor period ended December 31, 2005. A summary of the effects of the Restatement on the previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005 is as follows (in thousands of dollars):

	Predecessor
	January 1,2005 to December 20, 2005
	As Reported	As Restated
Provision for taxes on income	$(163,832)	$(191,332)
Net income	398,823	371,323

The effect of the Restatement on the previously issued consolidated statement of cash flows for the Predecessor period ended December 20, 2005 is to decrease net income by $27.5 million and to increase the change in accrued taxes by $27.5 million.

In addition, we revised our consolidated statement of cash flows for the Predecessor period ended December 20, 2005 and the Predecessor year ended December 31, 2004 with respect to the presentation of the change in restricted cash, which resulted in increases in net cash used in investing activities and net cash provided by financing activities of $12.7 million and $2.9 million, respectively. We also revised our consolidated statement of cash flows for the Successor period ended December 31, 2005 with respect to the presentation of the change in restricted cash of $274 million and the purchase of predecessor company stock of $4.4 billion, which resulted in increases in net cash used in investing activities and net cash provided by financing activities of $4.7 billion. Additionally, in the Successor period ended December 31, 2005, we decreased the amount shown as the effect of foreign exchange rate changes on cash by $26.1 million and increased the change in other assets and net cash flows used in operating activities.

After initial discussions with PricewaterhouseCoopers LLP and the Audit Committee, management reviewed these matters in further detail, and recommended to the Audit Committee on July 10, 2006 that the previously reported financial statements be restated to reflect the correction of the error in our tax provision relating to repatriated foreign earnings and to revise the presentation of cash flows for the above noted items. The Audit Committee agreed with this recommendation. The Audit Committee, at a meeting on July 14, 2006, reviewed and approved the filing of Hertz’s restated financial statements.

The Audit Committee of our Board of Directors has discussed the matters disclosed in this current report on Form 8-K with PricewaterhouseCoopers LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION (Registrant)

By:	/s/ Paul J. Siracusa
Name:	Paul J. Siracusa
Title:	Executive Vice President and Chief Financial Officer

Date:  July 14, 2006